EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

                                       STATE OR OTHER JURISDICTION
SUBSIDIARIES                                OF INCORPORATION
- ------------                           ---------------------------
Compass Bank                                     Alabama
Compass Mortgage Corporation                    Delaware
Central Bank of the South                        Alabama
Compass Bank, N.A.                            United States
Compass Bank                                  United States
Compass Banks of Texas, Inc.                    Delaware
Compass Bancorporation of Texas, Inc.           Delaware
Compass Bank--Dallas                              Texas
Compass Bank--Houston                             Texas
River Oaks Trust Company                          Texas

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